Exhibit 99.1

HARRY & DAVID HOLDINGS, INC. REPORTS SECOND QUARTER

FISCAL 2009 RESULTS

MEDFORD, Oregon, February 6, 2009 – Harry & David Holdings, Inc., today announced financial results for its fiscal second quarter ended December 27, 2008. All results reflect continuing operations net of the Company’s divestiture of its Jackson & Perkins business in April 2007 and include the additions of the Wolferman’s and Cushman’s Fruit Company businesses acquired in January 2008 and August 2008, respectively.

Net sales for the 13-week period ended December 27, 2008 decreased 15.5% to $307.7 million, compared to $364.0 million for the 13-week period ended December 29, 2007. The net sales decrease of $56.3 million in the second quarter of fiscal 2009 from the same period in fiscal 2008 was primarily driven by lower product demand in Harry and David Direct Marketing, lower customer traffic in the Company’s stores, and to a lesser extent the later timing of our Fruit-of-the-Month™ club shipments.

Gross profit margin was 47.6% in the second quarter of fiscal 2009 compared to 54.0% in the same period last year. The margin decrease was driven by increased markdowns and discounts including increases in delivery discounts, increases in inventory write offs and higher material costs and to a lesser extent, the mix impact of slightly lower margins in the Company’s acquired brands, this year versus last year.

“In the second fiscal quarter, we experienced the most challenging consumer economic and market conditions in many decades,” said Bill Williams, President and CEO. “While we are disappointed with our operating performance, we have taken numerous actions to maximize sales and profits through competitive promotional pricing, reducing operating and capital expenditures. Although the extent of the markdowns and discounts was unprecedented, we delivered great value to our customers during this difficult economy.”

For the second quarter of fiscal 2009, selling, general and administrative expenses were $105.0 million versus $86.7 million last year. SG&A expenses as a percent to sales increased to 34.1% from 23.8% in the second quarter of fiscal 2008 primarily as a result of the sales declines and the write down of certain goodwill, intangibles and other impaired store assets. The $18.3 million SG&A increase was due to a $15.0 million non-cash charge for impairment of goodwill and intangible assets related to acquisitions and store impairments and the addition of Wolferman’s and Cushman’s Fruit Company advertising costs in the Direct Marketing segment. These increases were partially offset by lower advertising costs in the Harry & David Direct Marketing unit and lower payroll costs. SG&A, when normalized for impairment write downs and acquisition advertising expenses declined 4.4% versus last year to approximately $82.9 million, or 26.9% of sales. As part of the Company’s ongoing efforts to reduce operating expenses, on January 15, 2009 the Company announced a 10% reduction to its full-time workforce.

Pre-tax income from continuing operations for the second quarter of fiscal 2009 was $48.4 million, compared to pre-tax income of $103.8 million reported in the same period of fiscal 2008.

For the quarter ended December 27, 2008, the Company’s net income, which includes discontinued operations, was $29.7 million, reflecting an effective tax rate of 38.8%, compared to net income of $66.0 million and an effective tax rate of 36.5%, reported in the same period last year.

EBITDA was $59.8 million in the second fiscal quarter of 2009, compared to $115.2 million in the same period of fiscal 2008. The decline in EBITDA was primarily due to the Company’s reduced operating performance and non-cash write downs for goodwill, intangibles, store impairment, and inventory write offs which were partially offset by the gain on debt repayment discussed below.

In October 2008, the Company repurchased $16.6 million of its fixed rate Senior Notes and $9.8 million of its floating rate notes in open market purchases, for a combined cost of $13.3 million. The debt repurchase resulted in a net gain of $12.6 million, recorded in the second quarter of fiscal 2009.

Inventory was $44.7 million at December 27, 2008, versus $46.2 million reported in the same period last year. The 3.2% decrease was due to lower Harry & David finished goods inventory and to a lesser extent higher inventory write offs, offset by additional inventory associated with the Company’s acquisition of the Wolferman’s® and Cushman’s™ brands.

As of December 27, 2008, the Company had $95.2 million in cash and cash equivalents and no outstanding borrowings under its credit facility, compared to $179.8 million of cash as of December 29, 2007, which included approximately $46 million in proceeds from the sale of Jackson & Perkins. The Company was in compliance with its annual bank covenant cash test, which was measured at December 31, 2008.

Capital expenditures were $2.7 million for the quarter ended December 27, 2008 versus $5.6 million reported in the same period last year.

Net sales for the twenty-six week period ended December 27, 2008 were $360.3 million, a decrease of $59.1 million or 14.1%, from fiscal 2008 to fiscal 2009. EBITDA from continuing operations for the twenty-six week period ended December 27, 2008 was $46.0 million, a decrease of $54.5 million from the prior year. The decrease was primarily due to the Company’s operating performance, partially offset by the gain on debt repurchase.

Pre-tax income from continuing operations for the twenty-six week period ended December 27, 2008 was $23.8 million, compared to $78.4 million in the twenty-six week period ended December 29, 2007. Net income from continuing operations for the year-to-date period in fiscal 2009 was $14.3 million, compared to net income of $49.9 million reported in the same period in fiscal 2008.

The Company’s full interim results for the second fiscal quarter ended December 27, 2008 will be filed with the SEC in a quarterly report on Form 10-Q no later than February 10, 2009. The second quarter press release is also being made available on the Company’s corporate website, www.hndcorp.com.

Non-GAAP Financial Measures

This press release presents EBITDA, which is a non-GAAP financial measure within the meaning of applicable SEC rules and regulations. The Company believes that EBITDA is a useful financial measure for assessing operating performance and liquidity. For an explanation of why management believes EBITDA is a useful measure for understanding the Company’s results of operations, a discussion of the limitations of using such measure and a reconciliation of EBITDA to the most comparable GAAP measure, see the discussion following the attached financial information.

Forward-Looking Statements

Certain of the statements in this document constitute forward-looking statements within the meaning of the Private Securities Litigation Act of 1995. These statements relate to future events or future financial performance and involve known and unknown risks and other factors that may cause the Company’s actual or our industry’s results, levels of activity or achievement to be materially different from those expressed or implied by any forward-looking statements. These risks and uncertainties include, but are not limited to risks relating to market demand for the Company’s products, production capabilities, relationships with customers, implementation of the Company’s business and marketing strategies, competition, fluctuations in fuel energy and other commodity costs, financial leverage, postal rate increases, increase in labor costs and the availability of a seasonal workforce and changes in federal and state tax laws. In some cases, forward-looking statements can be identified by terminology such as “may”, “will”, “could”, “would”, “should”, “expect”, “plan”, “anticipate”, “intend”, “believe”, “estimate”, “predict”, “potential”, or “continue” or the negative of those terms or other comparable terminology. These statements are present expectations. Actual events or results may differ materially. We undertake no obligation to update or revise any forward-looking statement, except as required by law. All of the forward looking statements are expressly qualified by the risk factors discussed in the Company’s filings with the SEC.

Conference Call

Harry & David Holdings, Inc. will host a conference call today, February 6, 2009 at 11:30 a.m. Pacific (2:30 p.m. Eastern) with William H. Williams, President and Chief Executive Officer, and Stephen V. O’Connell, Chief Financial Officer and Chief Administrative Officer. To access the conference call, participants in North America should dial 1-800-762-8779 and international participants should dial 1-480-248-5081, conference ID is 3958733. Participants are encouraged to dial in to the conference call five to ten minutes prior to the scheduled start time. A telephonic replay of the call will also be made available approximately two hours after the conference call is completed. The replay will be accessible via telephone through February 20, 2009 by dialing 1-800-406-7325 in North America and by dialing 1-303-590-3030 when calling internationally, with all callers using the replay pass code 3958733.

About Harry & David Holdings, Inc.

Harry & David Holdings, Inc., headquartered in Medford, Oregon, is a leading multi-channel specialty retailer and producer of branded premium gift-quality fruit and gourmet food products and gifts marketed under the Harry and David®, Wolferman’s® and Cushman’s™ brands. You can shop our products online at www.harryanddavid.com, www.wolfermans.com, and www.honeybell.com, or visit one of our 142 stores across the country.

CONTACTS:

Media Contact	Investor Contact

Bill Ihle, EVP Corp. Relations	Steve O’Connell, CFO
Harry & David Holdings, Inc.	Harry & David Holdings, Inc.
bihle@harryanddavid.com	soconnell@harryanddavid.com
(541) 864-2145	(541) 864-2164

— Financial Tables Follow —

Harry & David Holdings, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(in Thousands)

	December 27, 2008	June 28, 2008	December 29, 2007
	Unaudited		Unaudited
Assets
Current assets
Cash and cash equivalents	$95,183	$40,792	$179,806
Short-term investments	—	15,033	—
Trade accounts receivable, net	21,222	2,084	23,063
Other receivables	3,204	2,843	5,644
Inventories, net	44,702	54,463	46,183
Deferred catalog expenses	8,386	6,258	5,692
Deferred income taxes	—	3,230	9,615
Other current assets	8,044	7,491	10,542

Total current assets	180,741	132,194	280,545
Fixed assets, net	153,669	162,214	165,709
Goodwill	10,998	3,690	—
Intangibles, net	33,883	45,677	28,228
Deferred financing costs, net	7,162	9,266	10,549
Other assets	3,083	3,596	3,988

Total assets	$389,536	$356,637	$489,019

Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$39,772	$18,981	$46,617
Accrued payroll and benefits	14,183	14,052	14,386
Deferred revenue	41,289	16,256	36,750
Deferred income taxes	2,615	—	—
Income taxes payable	29,456	23,610	53,384
Accrued interest	4,800	5,523	5,752
Other accrued liabilities	11,732	5,343	10,504
Current portion of capital lease obligations	633	647	318

Total current liabilities	144,480	84,412	167,711
Long-term debt and capital lease obligations	198,818	235,599	235,351
Accrued pension liabilities	15,833	17,494	11,402
Deferred income taxes	839	4,074	11,016
Other long-term liabilities	10,625	10,906	9,833

Total liabilities	370,595	352,485	435,313

Commitments and contingencies
Stockholders’ equity
Common stock	10	10	10
Additional paid-in capital	6,429	6,191	5,862
Accumulated other comprehensive income (loss), net of taxes	(3,500)	(3,558)	1,119
Retained earnings	16,002	1,509	46,715

Total stockholders’ equity	18,941	4,152	53,706

Total liabilities and stockholders’ equity	$389,536	$356,637	$489,019

Harry & David Holdings, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(in Thousands, Except Share and per Share Data)

(Unaudited)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	December 27, 2008	December 29, 2007	December 27, 2008	December 29, 2007
Net sales	$307,726	$363,978	$360,333	$419,432
Cost of goods sold	161,109	167,468	197,508	203,603

Gross profit	146,617	196,510	162,825	215,829

Operating expenses:
Selling, general and administrative	104,705	86,455	142,369	124,707
Selling, general and administrative – related party	250	250	500	500

	104,955	86,705	142,869	125,207

Operating income	41,662	109,805	19,956	90,622

Other (income) expense:
Interest income	(40)	(404)	(224)	(865)
Interest expense	5,903	6,842	11,824	13,304
Gain on debt repayment	(12,573)	(303)	(15,416)	(303)
Other (income) expense, net	(37)	(118)	(23)	48

	(6,747)	6,017	(3,839)	12,184

Income from continuing operations before income taxes	48,409	103,788	23,795	78,438
Provision for income taxes	18,801	37,915	9,537	28,560

Net income from continuing operations	29,608	65,873	14,258	49,878

Discontinued operations:
Gain on sale of Jackson & Perkins	21	182	42	200
Operating income (loss) from discontinued operations	159	(32)	339	(302)
Provision (benefit) for income taxes on discontinued operations	70	55	146	(38)

Net income (loss) from discontinued operations	110	95	235	(64)

Net income	$29,718	$65,968	$14,493	$49,814

Basic net income per share:
Continuing operations	28.65	63.80	13.80	48.31
Discontinued operations	0.11	0.09	0.23	(0.06)

Total basic net income per share	$28.76	$63.89	$14.03	$48.25

Diluted net income per share:
Continuing operations	28.65	63.12	13.80	47.82
Discontinued operations	0.11	0.09	0.23	(0.06)

Total diluted net income per share	$28.76	$63.21	$14.03	$47.76

Weighted-average shares used in per share calculations:
Basic	1,033,295	1,032,530	1,033,295	1,032,394

Diluted	1,033,295	1,043,595	1,033,295	1,043,102

Harry & David Holdings, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(in Thousands)

(Unaudited)

	Twenty-Six Weeks Ended
	December 27, 2008	December 29, 2007
Operating activities
Net income	$14,493	$49,814
Less: Net income (loss) from discontinued operations	235	(64)

Net income from continuing operations	14,258	49,878
Adjustments to reconcile net income from continuing operations to net cash provided by operating activities from continuing operations:
Depreciation and amortization of fixed assets	9,675	8,744
Amortization of intangible assets	932	861
Amortization of deferred financing costs	1,248	1,311
Stock option compensation expense	238	284
Loss on disposal and impairment of fixed assets and other long-lived assets	15,059	544
Gains on short-term investments	(64)	(162)
Deferred income taxes	2,464	(26,765)
Amortization of deferred pension loss, net of taxes	58	—
Gain on debt repayment	(15,416)	(303)
Changes in operating assets and liabilities:
Trade accounts receivable and other receivables	(19,802)	(22,287)
Inventories	10,405	16,223
Deferred catalog expenses and other assets	(2,010)	(1,944)
Accounts payable	20,635	24,176
Accrued liabilities	5,094	1,807
Income taxes	5,846	54,158
Accrued pension liabilities	(1,661)	(4,102)
Deferred revenue	25,033	20,483

Net cash provided by operating activities from continuing operations	71,992	122,906
Net cash provided by operating activities from discontinued operations	735	1,874

Net cash provided by operating activities	72,727	124,780

Investing activities
Acquisition of fixed assets	(4,417)	(11,745)
Acquisition of business	(8,507)	—
Proceeds from the sale of fixed assets	14	21
Proceeds from the sale of held-to-maturity securities	5,000	24,978
Proceeds from the sale of available-for-sale securities	10,097	—

Net cash provided by investing activities from continuing operations	2,187	13,254
Net cash provided by investing activities from discontinued operations	—	3,105

Net cash provided by investing activities	2,187	16,359

Financing activities
Borrowings of revolving debt	113,000	63,000
Repayments of revolving debt	(113,000)	(63,000)
Repayments of capital lease obligations	(157)	(1,366)
Repayments of long-term debt	(20,366)	(9,405)
Proceeds from exercise of stock options	—	30

Net cash used in financing activities from continuing operations	(20,523)	(10,741)

Increase in cash and cash equivalents	54,391	130,398
Cash and cash equivalents, beginning of period	40,792	49,408

Cash and cash equivalents, end of period	$95,183	$179,806

Harry & David Holdings, Inc. and Subsidiaries

Reconciliation of EBITDA from Continuing Operations to Net Cash Provided By Operating Activities

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	December 27, 2008	December 29, 2007	December 27, 2008	December 29, 2007
Net income from continuing operations	$29,608	$65,873	$14,258	$49,878
Interest expense, net from continuing operations	5,863	6,438	11,600	12,439
Provision for income taxes from continuing operations	18,801	37,915	9,537	28,560
Depreciation and amortization from continuing operations	5,524	4,936	10,607	9,605

EBITDA from continuing operations	$59,796	$115,162	$46,002	$100,482
Interest expense, net from continuing operations	(5,863)	(6,438)	(11,600)	(12,439)
Provision for income taxes from continuing operations	(18,801)	(37,915)	(9,537)	(28,560)
Amortization of deferred financing costs	604	653	1,248	1,311
Stock option compensation expense	119	144	238	284
Loss on disposal and impairment of fixed assets, goodwill, and other intangibles	15,064	443	15,059	544
Gain on short-term investments	—	—	(64)	(162)
Deferred income taxes	(3,240)	(17,040)	2,464	(26,765)
Amortization of deferred pension loss, net of tax	29		58
Gain on debt repayment	(12,573)	(303)	(15,416)	(303)
Changes in operating assets and liabilities from continuing operations	120,285	156,431	43,540	88,514
Net cash provided by (used in) discontinued operations	245	(757)	735	1,874

Net cash provided by operating activities	$155,665	$210,380	$72,727	$124,780

(1)	In the thirteen-week period ended December 27, 2008, net loss and EBITDA from continuing operations included:

•	$617 of consulting fees associated with certain corporate initiatives and information technology projects;

•	$393 of integration expenses related to our acquisitions;

•	$48 loss on disposal of fixed assets;

•	$12,573 net gain on repayment of long-term debt;

•	$250 of fees paid to Wasserstein and Highfields under the management agreement;

•	$100 of severance and re-organization payroll and benefits;

•	$15,016 of expenses recognized for impaired assets;

•	$5,428 of inventory reserve expenses;

•	$22 gain on FIN 48 tax adjustment;

•	$89 of expenses related to land rezoning; and

•	$82 gain on reversal of expense associated with a leased facility identified for closure.

In the thirteen-week period ended December 29, 2007, net loss and EBITDA from continuing operations included:

•	$1,205 of consulting fees associated with certain corporate strategic initiatives including acquisitions and information technology projects;

•	$101 of employee executive recruiting charges;

•	$443 loss on disposal and impairment of fixed assets;

•	$303 net gain on prepayment of long-term debt;

•	$250 of fees paid to Wasserstein and Highfields under the management agreement; and

•	$139 of severance and re-organization payroll and benefits.

In the twenty-six week period ended December 27, 2008, net income and EBITDA from continuing operations included:

•	$1,049 of consulting fees associated with certain corporate initiatives and information technology projects;

•	$300 of income associated with a vendor settlement;

•	$487 of integration expenses related to our acquisitions;

•	$87 of expense related to inventory step-up amortization related to our acquisition;

•	$43 loss on disposal of fixed assets;

•	$15,416 net gain on repayment of long-term debt;

•	$500 of fees paid to Wasserstein and Highfields under the management agreement;

•	$416 of severance and re-organization payroll and benefits;

•	$15,016 of expenses recognized for impaired assets;

•	$5,428 of inventory reserve expenses;

•	$22 gain on FIN 48 tax adjustment; and

•	$89 of expenses related to land rezoning.

In the twenty-six week period ended December 29, 2007, net loss and EBITDA from continuing operations included:

•	$1,752 of consulting fees associated with certain corporate strategic initiatives including acquisitions and information technology projects;

•	$139 of employee executive recruiting charges;

•	$544 loss on disposal and impairment of fixed assets;

•	$303 net gain on prepayment of long-term debt;

•	$500 of fees paid to Wasserstein and Highfields under the management agreement;

•	$304 of costs associated with legal settlements; and

•	$373 of severance and re-organization payroll and benefits.

(2)	Regulation G, Conditions for Use of Non-GAAP Financial Measures, and other provisions of the Securities Exchange Act of 1934, define and prescribe the conditions of use of certain non-U.S. GAAP financial information. Our measure of EBITDA meets the definition of a non-U.S. GAAP financial measure.

EBITDA is defined as earnings before net interest expense, income taxes, depreciation and amortization and is computed on a consistent method from quarter to quarter and year to year.

We use EBITDA, in conjunction with U.S. GAAP measures such as cash flows from operating activities, cash flows from investing activities and cash flows from financing activities, to assess our liquidity, financial leverage and ability to service our outstanding debt. For example, certain covenant and compliance ratios under our revolving credit facility and the indenture governing the outstanding notes use EBITDA, as further adjusted for certain items as defined in each agreement. If we are not able to comply with these covenants, we may not be able to borrow additional amounts, incur more debt to finance our ongoing operations and working capital or take other actions. In addition, the lenders could accelerate the outstanding amounts, which could materially and adversely affect our liquidity and financial position.

We use EBITDA, in conjunction with the other U.S. GAAP measures discussed above, to assess our debt to cash flow leverage, to plan and forecast overall expectations and to evaluate actual results against such expectations; to assess our ability to service existing debt and incur new debt; and to measure the rate of capital expenditure and cash outlays from year to year and to assess our ability to fund future capital and non-capital projects. We believe that, like management, debt and equity investors frequently use (and expect to be able to continue to use) EBITDA to compare debt to cash flow leverage among companies.

EBITDA, when used as a liquidity measure, has limitations as an analytical tool. These limitations include:

•	EBITDA does not reflect our cash expenditures, or future requirements for capital expenditures or contractual commitments;

•	EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

•	EBITDA is not a measure of discretionary cash available to us to pay down debt;

•	EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debt; and

•	other companies in our industry may calculate EBITDA differently than we do, limiting its usefulness as a comparative measure.

To compensate for these limitations, we analyze EBITDA in conjunction with other U.S. GAAP financial measures impacting liquidity and cash flow, including depreciation and amortization, capital spending and net income in terms of the impact on depreciation and amortization, changes in net working capital, other non-operating income and losses that affect cash flow and liquidity, interest expense and taxes. Similarly, EBITDA should not be considered in isolation or as a substitute for these U.S. GAAP liquidity measures.

We also use EBITDA, in conjunction with U.S. GAAP measures such as operating income and net income, to assess our operating performance and that of each of our businesses and segments. Specifically, we use EBITDA, alongside the U.S. GAAP measures mentioned above, to measure profitability and profit margins and to make budgeting decisions relating to historical performance and future expectations of our segments and business as a whole, and to make performance comparisons of our company compared to other peer companies. We believe that, like management, debt and equity investors frequently use (and expect to be able to continue to use) EBITDA to assess our operating performance and compare it to that of other peer companies.

Furthermore, we use EBITDA (in conjunction with other U.S. GAAP and non-U.S. GAAP measures such as operating income, capital expenditures, taxes and changes in working capital) to measure return on capital employed. EBITDA allows us to determine the cash return before taxes, capital spending and changes in working capital generated by the total equity employed in our company. We believe return on capital employed is a useful measure because it indicates the total returns generated by our business, which, when viewed together with profit margin information, allows us to better evaluate profitability and profit margin trends.

As a performance measure, we also use return on capital employed to assist us in making budgeting decisions related to how debt and equity capital is being employed and how it will be employed in the future. Historical measures of return on capital employed, which include EBITDA, are used in estimating and predicting future return on capital trends. Combined with other U.S. GAAP financial measures, historical return on capital information helps us make decisions about how to employ capital effectively going forward.

However, because EBITDA does not take into account certain of these non-cash items, which do affect our operations and performance, EBITDA has inherent limitations as an operating measure. These limitations include:

•	EBITDA does not reflect the cash cost of acquiring assets or the non-cash depreciation and amortization of those assets over time, or the replacement of those assets in the future;

•	EBITDA does not reflect cash capital expenditures on an historical basis or in the current period, or address future requirements for capital expenditures or contractual commitments;

•	EBITDA is not a measure of discretionary cash available to us to invest in the growth of our business;

•	EBITDA does not reflect changes in working capital or cash needed to fund our business;

•	EBITDA does not reflect our tax expenses or the cash payments we are required to make to fulfill our tax liabilities; and

•	Other companies in our industry may calculate EBITDA differently than we do, limiting its usefulness as a comparative measure.

To compensate for these limitations we analyze EBITDA alongside other U.S. GAAP financial measures of operating performance, including, operating income, net income and changes in working capital, in terms of the impact on other non-operating income and losses that affect profitability and return on capital. You should not consider EBITDA in isolation or as a substitute for these U.S. GAAP measures of operating performance.